Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on August 13, 2018 and is effective as of August 1, 2018 (the “Effective Date”), between Healthier Choices Management Corp., a Delaware corporation (the “Company”), and Jeffrey Holman (the “Executive”).

WHEREAS, Executive and the Company previously entered into an employment agreement, as amended from time to time, dated August 1, 2015 (the “Original Agreement”);

WHEREAS, the Company desires to continue to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services; and

WHEREAS, the Parties desire to amend and restate the Original Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1. Representations and Warranties. The Executive hereby represents and warrants to the Company that he (i) is not subject to any non- solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer. The Executive and the Company agree that this Agreement replaces that certain Employment Agreement between the Executive and the Company dated July 31, 2015.

2. Term of Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period of three years commencing as of the Effective Date (such period, as it may be extended or renewed, the “Term”), unless sooner terminated in accordance with the provisions of Section 6. The Term shall be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party at least 30 days before the end of the Term.

(b) Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 4(b), 6(e), 7, 8, 9, 10, 12 15, 18, 19, and 22 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Executive; provided, however, if the Executive is terminated without Cause or if he terminates his employment for Good Reason as those terms are defined in Sections 6(b) and (c), the provisions of Section 8(a) and 8(b) shall apply for nine months post termination. 4.

3. Duties.

(a) General Duties. The Executive shall serve as the Chief Executive Officer of the Company, with duties and responsibilities that are customary for such an executive. The Executive shall report to the Company’s Board of Directors (the “Board”). The Executive shall also perform services for such subsidiaries of the Company as may be necessary. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Executive’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company’s revenues or other results of the Executive’s performance, except as specifically provided to the contrary by this Agreement.

(b) Devotion of Time. Subject to the last sentence of this Section 3(b), the Executive shall devote such time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are necessary to perform his duties and responsibilities pursuant to this Agreement. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent of the Board. Notwithstanding the above, the Executive shall be permitted to devote a limited amount of his time, to professional, charitable or similar organizations, including serving as a non-executive director or an advisor to a board of directors, committee of any company or organization provided that such activities do not interfere with the Executive’s performance of his duties and responsibilities as provided hereunder. The Company hereby acknowledges that the Executive may devote a reasonable amount of time as President of Jeffrey E. Holman & Associates, P.A.

(c) Location of Office. The Executive’s principal business office shall be in Broward County, Florida or such other location to which the Company may, in the future, relocate its present Broward County, Florida office. However, the Executive’s job responsibilities shall include all business travel necessary for the performance of his job.

(d) Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by the Company’s inside information policies.

4. Compensation and Expenses.

(a) Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $450,000 (the “Base Salary”) during the first 12 months of the Term, less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices. Thereafter, on each 12th month anniversary of this Agreement, the Executive shall receive a minimum of a 10% increase in Base Salary.

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(b) Target Bonus. For each calendar year during the Term (beginning January 1, 2018 and continuing through December 31, 2018), the Executive shall have the opportunity to earn a bonus up to 200% of his then Base Salary (the “Target Bonus”) as follows:

When the Company achieves annual EBITDA (as defined below) at certain threshold levels (each, an “EBITDA Threshold”), the Executive shall receive an automatic cash bonus (the “Automatic Cash Bonus”) equal to a percentage of his then Base Salary. The Executive may opt to take said Automatic Cash Bonus in stock (subject to the Board’s prior approval), in which case he will receive a grant of fully vested shares of the Company’s common stock having an aggregate Fair Market Value (as such term is defined in the Company’s 2015 Equity Incentive Plan (“Incentive Plan”)) equal to 120% of the Executive’s Automatic Cash Bonus. Notwithstanding the preceding, no common stock shall be issued if such issuance would violate or trigger any anti-dilution rights contained in any agreements of which the Company is a party.

The EBITDA Thresholds and corresponding bonus levels are set forth in the table below. For the avoidance of doubt, the Executive shall only be eligible to receive the bonuses associated with a single EBITDA Threshold; for example: in the event the Company attains EBITDA Threshold (2), only the bonuses associated with EBITDA Threshold (2) below (and not the bonuses associated with EBITDA Threshold (1)) shall be applicable.

EBITDA Threshold	Automatic Cash Bonus
(1) $2,000,000	20%
(2) $4,000,000	50%
(3) $6,000,000	80%
(4) $8,000,000	110%
(5) $10,000,000	140%
(6) $12,000,000	170%
(7) $14,000,000 and over	200%

Provided, however, that the earning of the Automatic Cash Bonus is subject to the Executive continuing to provide services under this Agreement on the Target Bonus determination date. As used in this Agreement, EBITDA is calculated as earnings (or loss) solely from operations before interest expense, income taxes, depreciation and amortization. The Automatic Cash Bonus shall be paid within two-and-a-half months following the end of the applicable fiscal year in which it is earned.

(c) Discretionary Bonus. During the Term of the Agreement, the Compensation Committee shall have the discretion to award the Executive a bonus, in cash or the Company’s common stock, based upon the Executive’s job performance, the Company’s revenue growth or any other factors as determined by the Compensation Committee.

(d) Restricted Stock Grants. The Company hereby grants to the Executive, on the Effective Date, 11 billion shares of restricted stock (the “Executive Stock”) representing 11 billion shares of the Company’s common stock, pursuant to the Restricted Stock Award Agreement in the form attached hereto as Exhibit A. Except as otherwise provided herein, the Executive Stock shall vest and the restrictions associated with the Executive Stock shall lapse, subject to the Executive’s continued employment with the Company, on the first anniversary of this Agreement. As a condition to the issuance of the Executive Stock, the Executive agrees to forfeit (and the Company shall cancel) outstanding and vested options (“Options”) to purchase 11 billion shares of Company common stock. The existing agreement evidencing the Options shall be amended to reflect the cancellation of these Options.

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(e) Expenses. In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable documented travel (including travel expenses incurred by the Executive related to his travel to the Company’s other offices), entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices. Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers.

5. Benefits.

(a) Paid Time Off. For each 12-month period during the Term, the Executive shall be entitled to four weeks of Paid Time Off without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit. Any unused days will be carried over to the next 12 month period. Notwithstanding anything contained herein, in no event shall the Executive be entitled to be paid cash for unused Paid Time Off, and any unused vacation days at the end of the Term or remaining as of the date of termination shall be forfeited.

(b) Employee Benefit Programs. The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by the Company for its executives, including programs of health insurance, life insurance and reimbursement of membership fees in professional organizations. The Company shall also pay for, or reimburse the Executive, medical insurance premiums for the Executive, his spouse and dependent children.

6. Termination.

(a) Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in his customary duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his personal representative: (i) any accrued but unpaid Base Salary for services rendered to the date of termination, (ii) any accrued but unpaid expenses required to be reimbursed under this Agreement, (iii) any earned but unpaid bonuses, and (iv) all equity awards previously granted to the Executive under the Incentive Plan or similar plan shall thereupon become fully vested, and the Executive or his legally appointed guardian, as the case may be, shall have up to three months from the date of termination (or one year from the date of death) to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its term.

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(b) Termination by the Company for Cause or by the Executive Without Good Reason. The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination. Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without Good Reason (as defined in Section 6(c)), then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for herein or by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company; (iv) the Executive materially breaches any agreement with the Company; (v) the Executive breaches any provision of Section 8 or Section 9; (vi) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (vii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (viii) the Executive refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (ix) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of his duties.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of 10 business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(c) Other Termination.

(1) This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below), (ii) by the Company without Cause, (iii) automatically upon any Change of Control event as defined in Treasury Regulation Section 1.409A-3(i)(5) through (vii) at the end of a Term after the Company provides the Executive with notice of non-renewal.

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(2) In the event this Agreement is terminated by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to the following:

(A) any accrued but unpaid Base Salary for services rendered to the date of termination;

(B) any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C) a payment equal to two years of the then Base Salary (“Severance Amount”);

(D) the Executive or his legally appointed guardian, as the case may be, shall have up to two years from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its term;

(E) all equity awards previously granted to the Executive under the Incentive Plan or similar plan shall thereupon become fully vested;

(F) any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for 18 months, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 % month period” (as such term is defined under Treasury Regulation Section 1.409A- 1(b)(4)(i)(A)); and

(G) a payment equal to the product of (i) the Target Bonus, if any, that the Executive would have earned for the fiscal year in which the termination date (as determined in accordance with Section 6) occurs based on achievement of the applicable EBITDA Thresholds and corresponding bonus levels for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Target Bonus”). This amount shall be paid on the date which is the later of: (i) April 30th of the year following the year in which the termination occurs and (ii) the six month anniversary of the termination date.

(3) In the event of a Change of Control during the Term, the Executive receive each of the provisions of Section 6(c)(2)(A) - (F) above except the Executive shall receive 100% of the existing Target Bonus, for that fiscal year, when the Change of Control occurs. All payments due to the Executive shall be paid immediately on the occurrence of a Change of Control.

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(4) In the event this Agreement is terminated at the end of a Term after the Company provides the Executive with notice of non-renewal and the Executive remains employed until the end of the Term, the Executive shall be entitled to the following:

(A) any accrued but unpaid Base Salary for services rendered to the date of termination;

(B) any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C) a Severance Amount equal to two years of the then Base Salary;

(D) the Executive or his legally appointed guardian, as the case may be, shall have up to two years from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its Term;

(E) any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for 18 months, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 % month period” (as such term is defined under Treasury Regulation Section 1.409A- 1(b)(4)(i)(A)); and

(F) the Target Bonus, if any, due to the Executive.

Provided, however, that the Executive shall only be entitled to receive each of the provisions of this Section 6(c)(4)(A)-(F) if the Executive is willing and able (i) to execute a new agreement providing terms and conditions substantially similar to those in this Agreement with a Base Salary equal to or greater than the then Base Salary and (ii) to continue providing such services, and therefore, the Company’s non-renewal of the Term will be considered an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n).

(5) In the event of a termination for Good Reason, without Cause, or non-renewal by the Company, the payment of the Severance Amount shall be shall be paid at the same times as the Company pays compensation to its employees over the applicable monthly periods and any other payments (except the Target Bonus or the Pro-Rata Target Bonus) shall be promptly paid. Provided, however, that any balance of the Severance Amount remaining due on the “applicable 2 month period” (as such term is defined under Treasury Regulation Section 1.409A- 1(b)(4)(i)(A)) after the end of the tax year in which the Executive’s employment is terminated or the Term ends shall be paid on the last day of the applicable 2 month period. The payment of the Severance Amount shall be conditioned on the Executive signing an Agreement and General Release (in the form which is attached as Exhibit A) which releases the Company or any of its affiliates (including its officers, directors and their affiliates) from any liability under this Agreement or related to the Executive’s employment with the Company provided that (x) the payment of the

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Severance Amount is made on or before the 90th day following the Executive’s termination of employment; (y) such Agreement and General Release is executed by the Executive, submitted to the Company, and the statutory period during which the Executive is entitled to revoke the Agreement and General Release under applicable law has expired on or before that 90th day; and (z) in the event that the 90 day period begins in one taxable year and ends in a second taxable year, then the payment of the Severance Amount shall be made in the second taxable year.

The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities; (ii) the Company no longer maintains or operates an office in the Dade or Broward County Area; or (iii) any other action or inaction that constitutes a material breach by the Company under this Agreement. Prior to the Executive terminating his employment with the Company for Good Reason, the Executive must provide written notice to the Company, within 30 days following the Executive’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason. If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason.

(d) Any termination made by the Company under this Agreement shall be approved by the Board.

(e) Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

7. Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by his in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. This indemnification shall be pursuant to an Indemnification Agreement, a copy of which is annexed as Exhibit B.

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8. Non-Competition Agreement.

(a) Competition with the Company. Except as provided for in Section 2(b), until termination of his employment and for a period of 18 months commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, act as an employee or officer (or comparable position) of, owning an interest in, or providing services substantially similar to those services the Executive provided to the Company.

(b) Solicitation of Employees. During the period in which the provisions of Section 8(a) shall be in effect, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his employment with the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding the Executive’s termination of employment. A “Prohibited Business” means any entity in the same or similar business as the Company including those engaged in the vaporizer business or operating natural and/or organic grocery stores.

(c) Non-disparagement. The Executive agrees that, after the end of his employment, he will refrain from making, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

(d) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to his in consideration of his undertakings in this Section 8, and confirms he has received adequate consideration for such undertakings.

(e) References. References to the Company in this Section 8 shall include the Company’s subsidiaries and affiliates.

9. Non-Disclosure of Confidential Information.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Company’s products and/or services, the Company’s budgets and strategic plans, and the identity vendors and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and email addresses of the Company’s directors, employees, officers, executives, former executives. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality.

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(b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing vendors or suppliers; (iv) goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s products, services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c) Confidentiality. During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

(d) References. References to the Company in this Section 9 shall include the Company’s subsidiaries and affiliates.

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10. Equitable Relief.

(a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall leave his employment for any reason and/or take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of Section 8 and/or Section 9.

(b) Any action arising from or under this Agreement must be commenced only in the appropriate state or federal court located in Broward County, Florida. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

11. Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Compensation Committee, directly or indirectly:

(a) participate as an individual in any way in the benefits of transactions with any of the Company’s suppliers, vendors, or subjects, including, without limitation, having a financial interest in the Company’s suppliers, vendors, or subjects, or making loans to, or receiving loans, from, the Company’s suppliers, vendors, or subjects;

(b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, medical, technical, or managerial capacity by, a person or entity which does business with the Company.

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12. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) directly related to the Company’s business (i) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment with the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns any such inventions to the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed directly related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 12 shall include the Company, its subsidiaries and affiliates.

13. Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

14. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

15. Severability.

(a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

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(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

16. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	Christopher Santi
President – Healthier Choices Management Corp.
3800 N. 28th Way
Suite #1
Hollywood, FL 33020
Email: csanti@hcmc1.com

With a copy to:	Cozen O’Connor
Martin Schrier
200 S. Biscayne Blvd.
Suite 3000
Miami, Florida 33141
Email: mschrier@cozen.com

To the Executive:	Jeffrey Holman
3800 N. 28th Way
Suite #1
Hollywood, FL 33020
Email: jholman@hcmc1.com

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

18. Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

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19. Governing Law. This Agreement shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Delaware without regard to choice of law considerations.

20. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22. Investigations/Clawbacks.

(a) In the event the Executive or the Company is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of the United States federal securities laws by the Executive, the Compensation Committee or the Board may, in its sole discretion, direct the Company to withhold any and all payments to the Executive (whether compensation or otherwise) which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Company, which the Compensation Committee or the Board believes, in its sole discretion, may or could be considered an “extraordinary payment” and therefore at risk and potentially subject to, the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002 (including, but not limited to, any severance payments made to the Executive upon termination of employment). The withholding of any payment shall be until such time as the investigation is concluded, without charges having been brought or until the successful conclusion of any legal proceedings brought in connection with such amounts as directed by the Compensation Committee or the Board to be withheld with or without the accruing of interest (and if with interest the rate thereof). Except by an admission of wrongdoing or the final adjudication by a court or administrative agency finding the Executive liable for or guilty of violating any of the federal securities laws, rules or regulations, the Compensation Committee or the Board shall pay to the Executive such compensation or other payments. Notwithstanding the exclusion caused by the first clause of the prior sentence, the Executive shall receive such payments if provided for by a court or other administrative order.

(b) Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

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23. Section 409A Compliance.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder. This Agreement shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.

(c) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(1) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(2) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

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(3) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d) In the event the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(1) For purposes of this subparagraph, amounts payable under the Agreement should not provide for a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (e.g., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (e.g., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of the Treasury Regulations.

(2) To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(3) To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

Signature Page To Follow

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

Healthier Choices Management Corp., a Delaware corporation

By:	/s/ Christopher Santi
Christopher Santi
President and Chief Operating Officer

Executive:

By:	/s/ Jeffrey Holman
Jeffrey Holman

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